EXHIBIT 99.1

Date: June 19th, 2007

On2 Technologies Announces Departure of Eric Ameres

TARRYTOWN, NY (June 18, 2007) - On2 Technologies, Inc., a leader in video compression software and solutions, announced today that Eric Ameres, Chief Technical Officer & Executive Vice President of Software Development, will be leaving On2 after 13 years to join Rensselaer Polytechnic Institute (RPI)’s newly formed Experimental Media and Performing Arts Center (EMPAC) in a senior role.  Mr. Ameres is a 1988 graduate of RPI.

Eric joined On2 in 1994 and has been responsible for leading development of On2’s market leading video compression technologies since his promotion to Chief Technology Officer in 2003.

“Obviously my decision to leave On2 was very difficult,” said Ameres.  “But I know that I leave the engineering and codec development organizations in very experienced and capable hands, and am excited about the new opportunities that will arise from the recently announced Hantro acquisition. On a personal level, my position at EMPAC will enable me to play a pivotal role in fusing art with technology, which has long been my passion. I also look forward to furthering the relationship that On2 has with RPI.”

EMPAC is one of the major initiatives at RPI. It is intended to build bridges between the vanguards of art, science and engineering, be a platform for new interdisciplinary practices and create, produce and present new experiences for new audiences.

In announcing the decision, On2 CEO Bill Joll said, “Eric has been a strong leader within On2 for over 13 years. He built our industry's best engineering team and guided the company through some challenging and interesting times. We wish him well and know that he will be a valuable contributor at EMPAC.”

Mr. Ameres will continue his engagements for On2 during his transition, including representing On2 on the panel entitled, “iPhone and Other Encoding Challenges” at the upcoming Web Video Summit Spring 2007 in San Jose, June 27-28, 2007.

About On2 Technologies, Inc.,

On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of digital video compression. The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen On2 Video compression and streaming technologies. On2 Video codecs are widely used in the Internet, video-on-demand, VoIP, and mobile media markets. On2's software is used by such leading global companies as Adobe, AOL, Brightcove, Videoegg, Skype, XM Satellite Radio, Move Networks, Sony, and Tencent. Located in Tarrytown, N.Y., the company has R&D offices in Clifton Park, N.Y., and Cambridge, UK. To contact On2, write to sales@on2.com or visit http://www.on2.com.

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